Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Hudson Global, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered (2)(3)	Proposed Maximum Offering Price Per Share (2)(4)	Proposed Maximum Aggregate Offering Price (4)(5)	Fee Rate	Amount of Registration Fee
Equity (1)	Common Stock, par value $0.001 per share	-	-	-	-	-	-
Equity (1)	Preferred Stock, par value $0.001 per share	-	-	-	-	-	-
Equity (1)	Depositary Shares
Debt (1)	Debt Securities	-	-	-	-	-	-
Other (1)	Warrants	-	-	-	-	-	-
Other (1)	Subscription Rights	-	-	-	-	-	-
Other (1)	Purchase Contracts	-	-	-	-	-	-
Other (1)	Units	-	-	-	-	-	-
Unallocated Universal Shelf (1)		457(o)	-	-	$100,000,000	0.0000927	$9,270.00

Total Offering Amounts					$100,000,000		$9,270.00
Total Fee Offsets							-
Net Fee Due							$9,270.00

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by Hudson Global, Inc. (the “Registrant”).

(2)	The securities registered hereunder include an indeterminate number of (i) shares of common stock, (ii) shares of preferred stock, (iii) depositary shares, (iv) debt securities, (v) warrants to purchase common stock, preferred stock or debt securities, (vi) subscription rights to purchase common stock, preferred stock, warrants, debt securities, or units; (vii) purchase contracts, and (viii) units, which together shall have an aggregate initial offering price not to exceed $100,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.

(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the Registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(4)	The proposed maximum offering price per security and proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(5)	Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate maximum offering price of all securities issued by the Registrant pursuant to this registration statement will not exceed $100,000,000.